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                         October 20, 2022

       Richard A. Gonzalez
       Chief Executive Officer
       AbbVie Inc.
       1 North Waukegan Road North
       Chicago, Illinois 60064

                                                        Re: AbbVie Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 21,
2022
                                                            File No. 001-35565

       Dear Richard A. Gonzalez:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program